UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2018

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2018, Actinium Pharmaceuticals, Inc. (the “Company”) named Anil Kapur a named executive officer. Mr. Kapur is the Company’s Chief Commercial Officer.

Mr. Kapur joins Actinium from Bristol-Myers Squibb, where he was the Vice President, Head of Early Assets, Biomarkers & External Innovation within the Worldwide Oncology Commercialization organization and helped advance the company’s leading Immuno-Oncology portfolio. Prior to this position, he was the Vice President & Global Head, Oncology Commercial Portfolio & Product Strategy at Baxalta and a member of the Oncology Leadership Team. In this role, Mr. Kapur also led the Joint Strategic Committees responsible for advancing the early Immuno-Oncology partnerships with Symphogen and the allogeneic CAR-T partnership with Precision Bio-Sciences.

Mr. Kapur built a distinguished career spanning 15 years at Johnson & Johnson where in his last role, he served as the Vice President, Commercial Leader for the Hematology Franchise with responsibility for the development and execution of global commercial strategy and launch plans for all Hematology in-market, late-stage development, and early pipeline assets. He is credited with significantly shaping the clinical development plans and successful launch and growth of multiple Oncology blockbuster products including IMBRUVICA®, DARZALEX®, and VELCADE®.

At J&J, he led the IMBRUVICA® Joint Commercial Committee (JCC), established between J&J and Pharmacyclics, and built and led the global team that launched DARZALEX®, the first biologic for Multiple Myeloma. Anil also held leadership roles of increasing complexity and responsibility in US Marketing, US Regional Sales, and within the Asia-Pacific Regional Oncology organization covering 14 markets including Japan, China, Australia and Korea.

Mr. Kapur has an MBA from the Fuqua School of Business at Duke University, a MS in Industrial Engineering from Louisiana Tech University, and a Bachelor of Engineering from the Birla Institute of Technology, India.

Compensatory Plan

On January 31, 2018 the Company and Mr. Kapur entered into an Offer Letter (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Kapur is entitled to the following compensation and benefits:

●	Salary is $325,000 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 35% of the base salary.
●	The board granted to Mr. Kapur an option to purchase 475,000 common shares of the Company at an exercise price equal to the closing price of the Company’s common stock on February 6, 2018.
●	Vesting Schedule. Twenty-eight percent (28%) of the initial options granted shall vest twelve months after the date of grant and two percent (2%) of the remainder shall vest each month thereafter until fully vested. Such additional options or restricted stock will have an exercise price per share which is equal to fair market value as determined by the Board on the date of the grant. Two percent (2%) of such additional options or stock shall vest each month thereafter until fully vested. The term of all options granted under this Agreement will be for 10 years from the date of grant, subject to Mr. Kapur’s continuing service with the Company.

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●	Mr. Kapur is also eligible to participate in the Company’s benefit plans that are generally provided for executive employees.
●

Non-Competition. During the term and for a period of three (3) years thereafter, Mr. Kapur shall not, either directly or indirectly, engage (as principal, partner, employee, consultant, owner, independent contractor, advisor or otherwise, with or without compensation) in any business that directly or indirectly is developing, or plans to develop, radioimmunotherapies for cancer or any therapy related to bone marrow transplant (the “Competing Business”). Notwithstanding the foregoing, this does not prevent him from being engaged or employed with a business that has a Competing Business as part of its business, so long as he is not engaged or involved in any way in the Competing Business at such business or enterprise.

Non-Solicitation. The employment agreement also contains a non-solicitation provision that, among other things, provides that during the term of employment and for a period of 24 months following the cessation of employment with the Company he shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity.

●	Indemnification. The Company also entered in a standard Company indemnification agreement (“Indemnification Agreement”) with Mr. Kapur where the Company agreed to indemnify him in certain situations for his role as a Company officer.

A copy of the Employment Agreement and Indemnification Agreement will be included as exhibits to the Company’s Form 10-K for the year ended December 31, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2018	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
	Name:	Sandesh Seth
	Title:	CEO & Chairman

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